Exhibit 97

Approved by Compensation Committee of the Board of Directors on September 13, 2023

Expedia Group, Inc.
Incentive Compensation Clawback Policy

I.Overview
The Board of Directors (the “Board”) of Expedia Group, Inc. (the “Company”), believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. Further, Listing Rule 5608 (“Rule 5608”) of the Nasdaq Stock Market (“Nasdaq”) promulgated pursuant to Rule 10D-1 (“Rule 10D-1”) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company to develop and implement a policy for the recovery of certain incentive-based compensation.
The Board has therefore adopted this policy (this “Policy”), under which:
(a)in accordance with Section V(A) hereof, the Company will recover from Covered Executives (as defined below) any Erroneously Awarded Compensation (as defined below) in the event that it is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, as determined pursuant to and required by Rule 10D-1 and Rule 5608 (an “Accounting Restatement”); and
(b)in accordance with Section V(B) hereof, the Company may otherwise recover Incentive Compensation from Covered Persons (as defined below) where not required by Rule 10D-1 and Rule 5608 in the event that the Committee determines that such recoupment is warranted upon (i) an Accounting Restatement or (ii) misconduct resulting in a material violation of law or the Company’s policies that results in significant harm to the Company (“Misconduct”).
II.Administration
This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals, and need not be uniform with respect to Covered Persons.
III.Covered Persons
This Policy applies to (a) the Company’s current and former executive officers (as determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act and including executive officers identified under Item 401(b) of Regulation S-K) (“Executive Officers,” and together with any former Executive Officer, the “Covered Executives”), (b) any other non-temporary executives reporting to the Chief Executive Officer who are designated as members of the Company’s Travel Leadership Team (also known as “TLT members”), and (c) any other employee of the Company and its subsidiaries designated by the Committee from time to time by notice to the employee (collectively, “Covered Persons”). Covered Persons shall be required, to the extent legally possible, to acknowledge this Policy and agree that its terms apply to their Incentive Compensation. Failure by a Covered Person to execute an acknowledgement of the Policy does not impact the applicability or enforceability of this Policy.
IV.Covered Compensation
Incentive Compensation is subject to forfeiture or recoupment under this Policy.
“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below), including, without limitation, the following, where based on a Financial Reporting Measure:
•Annual bonuses and other short- and long-term cash incentives;
•Stock options;
•Stock appreciation rights;
•Restricted stock;
•Restricted stock units;
•Performance stock; and
•Performance stock units.
For the avoidance of doubt, Incentive Compensation shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement plan or any notional account that is based on Incentive Compensation, as well as any earnings accrued thereon).
A “Financial Reporting Measure” means (a) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements as well as any measure that is derived, wholly or in part, from any such measure, and (b) the Company’s stock price and the total shareholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure.
V.Recoupment
A.Recoupment from Covered Executives under Rule 10D-1 and Rule 5608
In the event that the Company is required to prepare an Accounting Restatement, the Committee will recover reasonably promptly the amount of Erroneously Awarded Compensation Received by each Covered Executive, unless the Committee determines that such recovery is Impracticable.
For purposes of the foregoing:
•“Covered Incentive Compensation” means Incentive Compensation Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for that Incentive

Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date the Company is required to prepare the Accounting Restatement (or such longer period as required under Rule 5608 in the event the Company changes its fiscal year). The date that the Company is required to prepare the Accounting Restatement will be the earlier of (x) the date the Board concluded or reasonably should have concluded that the Accounting Restatement is required and (y) the date a court, regulator or other authorized body directs the Company to prepare the Accounting Restatement. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed with the SEC.
•“Erroneously Awarded Compensation” means the amount of Covered Incentive Compensation Received by each Covered Executive in excess of the Covered Incentive Compensation that would have been Received by such Covered Executive had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid. For this purpose:
(i)If the amount of Incentive Compensation Received by a Covered Executive was based on Company stock price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Incentive Compensation was Received. The Company shall maintain all documentation of the determination of any such reasonable estimate and provide such documentation to Nasdaq when required.
(ii)Where the result of a Financial Reporting Measure was considered in determining the Incentive Compensation granted, earned, or vested, but the Incentive Compensation was not granted, earned, or vested on a formulaic basis, the Committee will determine in its reasonable discretion the amount of Erroneously Awarded Compensation to be recovered pursuant to this Policy based on the extent to which the amount of Covered Incentive Compensation Received by a Covered Executive exceeds the amount that the Committee would have approved for receipt based on the restated Financial Reporting Measure.
(iii)For Erroneously Awarded Compensation that takes the form of an equity-based award: (x) if shares or awards are held at the time of recovery, the recoverable amount shall be the number of shares or awards received in excess of the number that should have been received after applying the restated Financial Reporting Measure; (y) if shares have been delivered pursuant to the exercise or settlement of an award, but the underlying shares have not been sold, the recoverable amount shall be the number of shares underlying the excess number of award shares applying the restated Financial Reporting Measure; and (z) if shares have been sold, the recoverable amount shall be determined based on the sale proceeds received by the Covered Executive in respect of the excess number of shares, or in such other manner as may be required by Rule 10D-1 and Rule 5608 or by SEC guidance thereunder or as determined appropriate by the Committee.
•Incentive Compensation is deemed “Received” in the Company's fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained.

•“Impracticable” means that (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, (ii) recovery would violate an applicable home country law adopted prior to November 28, 2022, or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before concluding that it would be impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and the Company shall document such reasonable attempt(s) to recover and provide that documentation to the Nasdaq when required. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of law, the Committee shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to Nasdaq) to render an opinion that recovery would result in a violation of law and shall provide such opinion to the Nasdaq. The Company shall provide funding for the fees and expenses of such legal counsel as approved by the Committee.
Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any Misconduct occurred or whether any Covered Person has responsibility for the noncompliance that resulted in the Accounting Restatement.
B.Recoupment from Covered Persons upon an Accounting Restatement or Misconduct

If the Company is required to prepare an Accounting Restatement and the Committee reasonably determines that the need for such Accounting Restatement was caused or substantially caused by intentional misconduct or gross negligence of a Covered Person in the performance of his or her responsibility to manage or monitor the conduct of others, the Committee may require reimbursement or forfeiture of any Erroneously-Awarded Compensation Received by such Covered Person. Any such recoupment that the Committee determines to require from a Covered Person will generally be determined in a manner consistent with that in Section V(A) above relating to recoupment under Rule 10D-1 and Rule 5608, as applied in the discretion of the Committee; provided, however, if the Covered Person is a Covered Executive the amount so recoverable will be reduced by any amount of such Incentive Compensation that is also required to be recovered as Erroneously Awarded Compensation pursuant to Section V(A) of this Policy, such that no duplication of recovery shall apply.
In addition, if the Committee determines that a Covered Person has engaged in Misconduct or failed in his or her responsibility to manage or monitor the conduct of others engaged in Misconduct and such failure constitutes gross negligence, then the Committee may require reimbursement or forfeiture of all or a portion of any Incentive Compensation received by such Covered Person, based on such factors as it deems relevant and in such amounts as it deems appropriate.
In making a determination as to whether to recoup Incentive Compensation pursuant to this Section V(B) of the Policy, the Committee may consider such factors as it deems appropriate, including, without limitation (i) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (ii) the likelihood of success of enforcement under governing law versus the cost and effort involved, (iii) whether the assertion of a claim may prejudice the interests of the Company, including, without limitation, in any related proceeding or investigation, (iv) any applicable fraud, intentional misconduct, or gross negligence by a Covered Person, (v) any pending legal proceeding relating to any applicable fraud, intentional misconduct, or gross negligence, (vi) the costs to the Company of recovering any Incentive Compensation, and (vii) any other factors deemed relevant by the Committee.

VI.Method of Recoupment
The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, which may include, without limitation, any of the following:
•Requiring reimbursement of cash Incentive Compensation previously paid;
•Seeking recovery of any gain or value realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Person (including, without limitation, any severance otherwise payable by the Company to the Covered Person);
•Making a deduction from the Covered Person’s salary;
•Requiring the Covered Person to transfer back to the Company any shares he or she received pursuant to an award;
•Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or
•Taking any other remedial and recovery action permitted by law, as determined by the Committee.
The Committee may, to the extent permitted by applicable law, consider the tax impact to the applicable Covered Person in determining the method for recouping Incentive Compensation hereunder. Furthermore, the Committee shall consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation.
VII.Disclosure
The circumstances of any recoupment pursuant to this Policy will be publicly disclosed (a) where required by law or regulation, including, without limitation, pursuant to Rule 10D-1, Item 402 of Regulation S-K and Rule 5608, or (b) if the Committee determines that disclosure is in the best interests of the Company.

VIII.No Indemnification or Insurance
Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Persons against the loss of any Incentive Compensation that is subject to recoupment pursuant to this Policy, including, without limitation, by paying or reimbursing the Covered Person for premiums on any insurance policy covering any potential losses.
IX.Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. As applied to Covered Executives and recoupment pursuant to Section V(A) above, it is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 and Rule 5608 and the Committee will seek such recoupment under this Policy to the fullest extent required by such rule and listing standard.

X.Effective Date
This Policy supersedes and replaces the Company’s Incentive Compensation Clawback Policy that took effect on January 1, 2018. This Policy shall be effective as of September 13, 2023 (the “Effective Date”) and shall apply to Incentive Compensation of Covered Persons on or after the Effective Date; provided, however, that the recoupment required under Section V(A) of this Policy shall apply only to Erroneously-Awarded Compensation that is Received by a Covered Executive on or after October 2, 2023.
XI.Amendment; Termination
The Board or Committee may amend this Policy from time to time in its discretion in any manner consistent with Rule 10D-1, Rule 5608 (each where applicable) and other applicable law. The Board or Committee may terminate this Policy at any time, subject to Rule 10D-1, Rule 5608 (each where applicable) and other applicable law.

XII.Other Recoupment Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Without limiting the foregoing, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.
XIII.Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.
XIV.Governing Law
This Policy, and all determinations made and actions taken pursuant to this Policy, shall be governed by the laws of the State of Delaware and applicable U.S. federal laws, excluding any conflicts or choice of law rule or principle.
XV.Change of Listing
In the event that the Company lists its securities on any national securities exchange or national securities association other than Nasdaq, all references to “Nasdaq” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed and references to “Rule 5608” shall mean the rule(s) relating to recovery of erroneously awarded compensation under the listing rules of such other applicable exchange or association
XVI.Severability

If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.